BEFORE THE NEW MEXICO PUBLIC UTILITY COMMISSION


IN THE MATTER OF THE APPLICATION        )
OF SOUTHWESTERN PUBLIC SERVICE          )
COMPANY FOR APPROVALS AND               )
AUTHORIZATIONS TO (i) MERGE WITH        )
PUBLIC SERVICE COMPANY OF               )
COLORADO AND TO REORGANIZE AND          )
FORM A HOLDING COMPANY, (ii)            )
DIVEST ITS NON-UTILITY SUBSIDIARIES,    )
(iii) ISSUE SECURITIES TO THE HOLDING   )    CASE NO. ________
COMPANY, (iv) AMEND ITS GENERAL         )
DIVERSIFICATION PLAN, AND (v)           )
OBTAIN ALL OTHER APPROVALS AND          )
AUTHORIZATIONS NECESSARY TO             )
EFFECTUATE THE MERGER, REORGANIZATION   )
AND RELATED TRANSACTIONS,               )
                                        )
SOUTHWESTERN PUBLIC SERVICE COMPANY,    )
                                        )
               APPLICANT.               )



                           APPLICATION
                           ___________

     Applicant Southwestern Public Service Company ("SPS")

respectfully applies to the New Mexico Public Utility Commission

("NMPUC" or the "Commission"), pursuant to the New Mexico Public

Utility Act ("PUA"), for the following approvals and authoriza-

tions: (1) approval of SPS's merger with Public Service Company of Colorado ("PSCo") and their reorganization and formation of a public utility holding company to be temporarily called "M-P New

Co.";<F1> (2) approval of SPS's divestiture and transfer to M-

P New Co. of SPS's wholly owned subsidiaries Quixx Corporation

("Quixx") and Utility Engineering Corporation ("UE"); (3)

authorization of SPS's issuance of common stock certificates to

M-P New Co. pursuant to the August 22, 1995 Agreement and Plan of

Reorganization among SPS, PSCo, and M-P New Co. (the "Merger

Agreement"); (4) approval of SPS's proposed Class II transactions associated with the proposed merger, reorganization, formation of a holding company, and divestiture (collectively the "Transac-

tions"), and approval of SPS's Amended General Diversification

Plan ("Amended GDP"), which reflects the affiliated interests resulting from the Transactions; (5) approval of SPS's proposed regulatory plan that provides for the sharing of benefits and savings resulting from the Transactions between SPS's customers and shareholders; and (6) granting such other approvals,

authorizations and relief as may be necessary and appropriate to effectuate the merger and the related Transactions.

____________________

<F1> The name "M-P New Co." will be changed when PSCo and
     SPS agree upon a permanent name. SPS joined with PSCo to form M-P New Co. on August 22, 1995. SPS and PSCo each made a de minimus capital contribution of $100 to M-P New Co. for 50 percent of its stock. This stock will be canceled pursuant to the Merger Agreement immediately prior to the SPS Merger and the PSCo
     Merger.



                           INTRODUCTION

     1.   SPS is a New Mexico corporation which owns, operates

and controls plant, property, and facilities that provide genera-

tion, transmission, distribution, and sale of electric energy to the public in portions of New Mexico, Texas, Oklahoma, and Kansas

(i.e., retail service), and to purchasers for resale (i.e.,

wholesale service).

          A.   SPS is a public utility in New Mexico as defined

in Section 62-3-3 of the PUA, and SPS is subject to the jurisdic-

tion and authority of the NMPUC.

          B.   SPS's principal office in New Mexico is located at

111 E. Fifth Street, Roswell, New Mexico 88201, and its principal corporate office is located at Tyler at Sixth Street, Post Office

Box 1261, Amarillo, Texas 79170.

          C.   SPS's corporate representatives and attorneys who

should receive all notices, pleadings, discovery requests and responses, and other documents related to this case are:


                    Gerald J. Diller
                    Vice President, Rates and Regulations
                    Post Office Box 1261
                    Amarillo, Texas  79170
                    (806) 378-2819/FAX: (806) 378-2820

                    David T. Hudson
                    Manager, Rate and Economic Research
                    Post Office Box 1261
                    Amarillo, Texas  79170
                    (806) 378-2824/FAX: (806) 378-2820

                    Jeffrey L. Fornaciari, Esq.
                    Hinkle, Cox, Eaton, Coffield & Hensley
                    Post Office Box 2068
                    Santa Fe, New Mexico 87504-2068
                    (505) 982-4554/FAX: (505) 982-8623

     2.   PSCo, a Colorado corporation, is an operating public

utility that, along with its wholly owned subsidiary, Cheyenne

Light, Fuel and Power Company ("Cheyenne"), is engaged in the generation, transmission, distribution and sale of electricity to the public.  PSCo's operations are wholly within Colorado, and

Cheyenne's operations are wholly within Wyoming.  PSCo and

Cheyenne also engage in the purchase, transmission, distribution,

sale and transportation of natural gas to the public in portions of Colorado and Wyoming.  PSCo owns all or a majority of the common stock of eleven subsidiaries, including Cheyenne.

          A.   PSCo's and Cheyenne's principal executive offices

are located at 1225 Seventeenth Street, Denver, Colorado 80202.

          B.   PSCo's corporate representatives and attorneys who

should receive all notices, pleadings, discovery requests and responses, and other documents in this case are:

                    Fredric C. Stoffel
                    Manager, Rates and Regulatory Affairs
                    Public Service Company of Colorado
                    Suite 1000
                    Post Office Box 840
                    Denver, Colorado  80202
                    (303) 294-2013/FAX: (303) 294-2194

                    William M. Dudley, Esq.
                    Associate General Counsel
                    Public Service Company of Colorado
                    Suite 600
                    Post Office Box 840
                    Denver, Colorado  80202
                    (303) 294-2500/FAX: (303) 294-7782

     3.   SPS currently engages in diversified businesses and

activities through its wholly owned corporate subsidiaries Quixx and UE, pursuant to its General Diversification Plan ("GDP")

approved by the NMPUC on April 9, 1986 in NMPUC Case No. 1972.

     4.   M-P New Co., a Delaware corporation, was created to

become a holding company for SPS and PSCo and their respective subsidiaries following the merger.  After the  merger, M-P New

Co. will be a public utility holding company registered with the

Securities and Exchange Commission ("SEC") under the Public

Utility Holding Company Act of 1935 ("PUHCA"), and it will not have any public utility operations.  M-P New Co.'s principal executive offices will be located at 1225 Seventeenth Street,

Denver, Colorado 80202.


                  DESCRIPTION OF THE MERGER AND
             REORGANIZATION AND RELATED TRANSACTIONS

     5.   The Merger Agreement provides for:

          A.   The merger of SPS Merger Corp., a New Mexico

corporation and a wholly owned subsidiary of M-P New Co. (which

M-P New Co. will create for the sole purpose of facilitating the merger), with and into SPS, and SPS will be the surviving corpo-

ration (the "SPS Merger");

          B.   The merger of PSCo Merger Corp., a Colorado

corporation and a wholly owned subsidiary of M-P New Co. (which

M-P New Co. will create for the sole purpose of facilitating the merger), with and into PSCo, and PSCo will be the surviving

corporation (the "PSCo Merger") (the SPS Merger and PSCo Merger

will be collectively referred to as the "merger");

          C.   The conversion of all issued and outstanding

shares of SPS common stock, $1.00 par value per share ("SPS

Common Stock"), and PSCo common stock, $5.00 par value per share

("PSCo Common Stock"), into shares of M-P New Co. common stock,

$1.00 par value per share (the "M-P Common Stock");

          D.   The cancellation of all shares of capital stock of

M-P New Co. which are issued and outstanding immediately prior to the merger; and

          E.   Upon the consummation of the merger, the cancella-

tion of: (i) each share of SPS Common Stock outstanding immedi-

ately prior to the merger and the conversion thereof into the right to receive 0.95 of one share of M-P New Co. Common Stock,

resulting in the holders of SPS Common Stock becoming holders of

M-P New Co. Common Stock; and (ii) each share of PSCo Common

Stock outstanding immediately prior to the merger and the conver-

sion thereof into a right to receive one share of M-P New Co.

Common Stock, resulting in the holders of PSCo Common Stock

becoming holders of M-P New Co. Common Stock.

     6.   As a result of the merger, SPS and PSCo will become

wholly owned electric utility operating subsidiaries of M-P New

Co., and SPS will continue its corporate existence and will

continue to operate as an electric public utility subject to the

PUA and the regulatory authority of the NMPUC.  SPS will not transfer, or sell any of its public utility system or facilities to M-P New Co. and it will not modify or abandon its service facilities in New Mexico.  SPS will, however, divest its owner-

ship interests in Quixx and UE and transfer those subsidiaries to

M-P New Co. or to another subsidiary of the holding company

(i.e., M-P Intermediate Holding Company) ("M-P Intermediate").

     7.   Following the merger, M-P New Co. will become a public

utility holding company and an affiliated interest of SPS as those terms are defined in Sections 62-3-3(A) and 62-3-3(M) of the PUA.  M-P New Co. will be a registered electric utility

holding company pursuant to PHUCA, and, accordingly, it will be subject to the regulatory jurisdiction of the SEC.  M-P New Co.

will not own, operate or control any of SPS's public utility plant, property, or facilities used for the generation, transmis-

sion, distribution or sale of electricity for light, heat, power or other uses to or for the public, and M-P New Co. will not in any way act as a public utility in New Mexico or in any other state.

          REQUESTED APPROVALS AND AUTHORIZATIONS FOR THE
         MERGERS, REORGANIZATION AND RELATED TRANSACTIONS

     8.   The Merger Agreement, which is attached as Schedule

DRB-3 to the testimony of SPS witness Doyle R. Bunch II, provides the terms and conditions of the merger.  As described above, the merger will not change SPS's legal status as a public utility under the PUA, and SPS will continue its corporate existence and will continue to operate as an electric public utility subject to the PUA and the regulatory authority of the NMPUC.  In order to effectuate the Merger Agreement and to accomplish the Transac-

tions required to implement the merger, SPS requests the

Commission to enter its order granting the following approvals and authorizations of:

          A.   The merger between SPS and PSCo pursuant to

Sections 62-6-12 and 62-6-13 of the PUA;

          B.   The reorganization of the merged SPS and PSCo and

formation of a holding company (i.e., M-P New Co.) as defined in

Section 62-3-3(M) of the PUA and pursuant to Section 62-6-19 of the PUA and NMPUC Rule 450;

          C.   The issuance of securities necessary to effectuate

and implement SPS's merger, reorganization and formation of a holding company, as defined in Section 62-3-3(K) of the PUA and pursuant to Sections 62-6-6, 62-6-7 and 62-6-19 of the PUA and

NMPUC Rule 450;

          D.   SPS's divestiture of Quixx and UE and its transfer

of those subsidiaries to M-P New Co. or M-P Intermediate as

defined in Section 62-3-3(K)(4) of the PUA and pursuant to

Section 62-6-19 of the PUA and NMPUC Rule 450;

          E.   The amendments to SPS's GDP necessary to reflect

the GDP modifications that will result from the merger (i.e., the reorganization, formation of holding company, divestiture of

SPS's subsidiaries, and the creation of new affiliated interests based on the holding company structure) as defined in Sections

62-3-3(A) of the PUA and pursuant to Section 62-6-19 of the PUA and NMPUC Rule 450; and

          F.   SPS's regulatory plan for sharing merger benefits

and savings between SPS's customers and shareholders, pursuant to

Sections 62-6-12 and 62-6-13 of the PUA.

      BENEFITS AND FEATURES OF MERGER AND OTHER TRANSACTIONS

     9.   The following benefits and features relate to the

merger and the Transactions:

          A.   The Merger.  The merger and the Transactions

related thereto will produce substantial benefits for SPS, its customers, and its shareholders, as well as for New Mexico and the other states in which SPS engages in public utility

operations.  The merger and the Transactions are lawful and are consistent with the public interest.  The merger and Transactions are projected to reduce SPS's and PSCo's future costs of admin-

istration and operation and result in net benefits and cost

savings of approximately $770 million (i.e., on a nominal basis)

over 10 years.  The cost savings resulting from the merger will be realized in the areas of corporate operations, labor, corp-

orate and administrative programs, purchasing economies (non-

fuel), fuel procurement, capacity deferral and joint dispatch,

and the projected cost savings will result in lower future costs than would have otherwise been required had the merger not

occurred.  Accordingly, the benefits of the merger greatly

outweigh any detriments, and the merger and the Transactions are consistent with the public interest in accordance with Section

62-6-13 of the PUA.

          B.   Reorganization and Formation of a Holding Company

     The merger and reorganization of SPS and PSCo into a holding company structure will produce administrative, operational, and financial synergies which will reduce SPS's and PSCo's costs,

will result in substantial cost savings and benefits, and will satisfy the requirements of Section 62-6-19 of the PUA and NMPUC

Rule 450.  Additionally, the merger, reorganization, and form-

ation of a holding company will create a combined company that will be operationally and financially stronger than either SPS and PSCo on a stand alone basis, and the Transactions will also promote each company's mission in the developing competitive market place by separating the financial and operational bases of the operating utility company subsidiary businesses and the

competitive non-regulated subsidiary businesses.  Accordingly,

SPS will continue its corporate existence and will continue to operate as an electric public utility.  SPS's preferred stock-

holders, creditors and holders of its first mortgage bonds at the time of closing will not be affected by the merger and the

Transactions.  The NMPUC will continue its supervision and

regulation of SPS pursuant to Section 62-6-19 of the PUA and

NMPUC Rule 450 and will continue to assure that SPS's relation-

ship with any affiliated interests, i.e., the holding company and its other subsidiaries, will not have an adverse and material effect on SPS's ability to provide reasonable and proper service at fair, just, and reasonable rates.

          C.   The Issuance of Securities.  As previously noted

herein, the Merger Agreement contemplates a Plan of Merger among

SPS, M-P New Co. and SPS Merger Corp., which provides for the merger of SPS Merger Corp. with and into SPS pursuant to New

Mexico laws, and provides that SPS will be the surviving corpora-

tion.  Each share of SPS Merger Corp. common stock outstanding immediately before the SPS Merger will be converted into one share of SPS Common Stock.  As a result, SPS will become a wholly owned subsidiary of M-P New Co.  SPS will subsequently issue a new certificate to M-P New Co. evidencing its ownership of all of the issued and outstanding shares of SPS Common Stock.  SPS will receive no proceeds from the issuance of the certificate repre-

senting the SPS Common Stock to M-P New Co.  The issuance of the certificate evidences the ownership by M-P New Co. of all of the issued and outstanding SPS Common Stock by operation of law

immediately after the SPS Merger.  The proposed securities

issuance may be considered a Class II transaction as described in

Section 62-3-3(K) of the PUA, and, if so, it (a) satisfies the requirement of Section 62-6-19 of the PUA in that it will not adversely and materially affect SPS's rates or services, and (b)

satisfies all other requirements of Section 62-6-7 of the PUA in that it: (i) is consistent with the public interest, (ii) is for purposes that are permitted by the PUA, (iii) does not have any unusual features, and (iv) contemplates that the amount of the proposed securities issuance, plus the aggregate amount of SPS's securities outstanding, will not exceed the fair value of SPS's properties and business.

          D.   The Divestiture of SPS's Subsidiaries.  SPS will

divest itself of Quixx and UE and transfer those subsidiaries to

M-P New Co. or M-P Intermediate.  SPS's divestiture of Quixx and

UE will satisfy the requirements of NMPUC Rule 450.7(b)(11) in that: (i) the divestiture will not affect SPS's utility opera-

tions, financial viability, cost of capital and adequacy of

service for a period of ten years following the divestiture, and

(ii) SPS will receive a promissory note issued by M-P Intermedi-

ate which is in an amount equal to the fair market value of Quixx and UE.  The proceeds of the divestiture are more fully described in Section XI of the Amended GDP attached as Application Exhibit

"A."

          E.   The Termination Fees.  The Merger Agreement

requires that certain fees be paid upon termination of the Merger

Agreement under certain circumstances.  The aggregate termination fees under these provisions may not exceed $60 million (plus out-

of-pocket expenses of up to $10 million) and, to the extent

legally possible within six months, that portion of such payment which does not constitute reimbursement of out-of-pocket expenses shall be paid in common stock of the paying party.

          F.   Amendments to SPS's GDP.  SPS has prepared an

Amended GDP, which is attached to this Application as Exhibit A,

in accordance with NMPUC Rule 450.7(b).  The Amended GDP incorpo-

rates the changes in SPS's GDP that will result from the merger and the related reorganization, the formation of M-P New Co., and

SPS's divestiture of Quixx and UE.  The Amended GDP identifies and describes all of SPS's newly created affiliated interests which will result from the Transactions.

          G.   SPS's Representations in Connection with the

Amended GDP.  In accordance with NMPUC Rule 450.7(c), SPS repre-

sents that: (i) SPS's books and records will be kept separately from those of M-P New Co. and its other subsidiaries: (ii) in accordance with Sections 62-6-17 and 62-6-19 of the PUA, the

Commission and its Staff will have access to the books, records,

accounts or documents of the holding company and the holding company's other subsidiaries which are affiliated interests of

SPS and which participate with SPS in any Class I or II transac-

tions: (iii) the NMPUC's supervision and regulation of SPS will not be obstructed, hindered, diminished, impaired or unduly

complicated by the merger, reorganization, formation of M-P New

Co. or the divestiture of Quixx and UE; (iv) SPS will not pay excessive dividends to M-P New Co. following the merger and

related reorganization: (v) SPS will not, without prior Commis-

sion approval: (a) loan its funds or securities or transfer

similar assets to an affiliated interest: or (b) purchase debt instruments of, or guarantee or assume liabilities of, any

affiliated interest: (vi) when requested by the Commission, SPS will have an allocation study (which will not be charged to

ratepayers) or a management audit (which also will not be charged to ratepayers) performed by a consulting firm(s) under the

Commission's direction;

     H.   Regulatory Plan.  SPS seeks approval of the regulatory

plan which is fully described in the testimony of SPS witness

David T. Hudson.  The regulatory plan includes the following components: (i) it is based on a five-year transition period:

(ii) SPS's customers and shareholders will share on a 50/50 basis the non-fuel and non-purchased power operation and maintenance expense savings realized during the five-year transition period;

(iii) SPS will amortize its share of the costs to complete the merger during the five-year transition period; (iv) fuel cost savings will be realized by customers through the fuel cost

recovery mechanism; (v) customers will realize capital and rate base investment savings through the base rate process; (vi) SPS will institute an experimental performance-based ratemaking

program which incorporates a rate of return on equity adder as a function of performance; and (vii) SPS will hold its customers harmless from merger-related net cost increases during the five-

year transition period.

     I.   The Pooling of Interest Method of Accounting for the

Merger.  SPS seeks the NMPUC's approval of its use of the pooling of interest method of accounting and the requisite journal

entries for accounting entries to reflect the merger and other related transactions.

     10.  SPS includes and incorporates as if fully set forth

herein the direct testimony, which has been concurrently filed with this Application, of the following witnesses: Doyle R. Bunch

II (i.e., overview of the transactions contemplated by the Merger

Agreement); David T. Hudson (i.e., SPS's operations and resourc-

es, resource planning, and regulatory plan); Robert D. Dickerson

(i.e., the accounting treatment for the merger and related

transactions); James D. Steinhilper (i.e., the financial aspects of the merger and related Transactions and the issuance of

securities); Teresa S. Madden (i.e., the creation and functions of M-P Service Company and affiliated accounting); Thomas J.

Flaherty (i.e., merger benefits and synergies); Matt P. Harris

(i.e., PSCo's electrical operations and the production cost

savings); Gerald J. Diller (i.e., the diversification related requests for approval); William C. Weeden (i.e., the implications of the merger in relation to SEC/NMPUC jurisdiction and authori-

ty); James K. Mitchell (i.e., the implications of the merger in relation to FERC/NMPUC jurisdiction and authority); and Charles

J. Cicchetti (i.e., overview of current restructuring in the electric utility industry and evaluation of SPS/PSCo. merger and proposed organization of the holding company).

     11.  SPS will serve a copy of the Application and supporting direct testimony on the parties to its last rate case (i.e.,

NMPUC Case No. 2573), and it will also publish notice of its filing of the Application in accordance with the requirements of the PUA and the NMPUC Rules of Practice and Procedure.  SPS's

proposed form of Certificate of Service is attached as Applica-

tion Exhibit "B" and its proposed form of Notice is attached as

Application Exhibit "C".

     WHEREFORE, SPS respectfully requests that the Commission

enter its final order granting the following relief:

          A.   Approving SPS's merger with PSCo and their reorga-

nization and formation of a public utility holding company (i.e.,

M-P New Co.);

          B.   Approving SPS's divestiture and transfer to M-P

New Co. of SPS's wholly owned subsidiaries Quixx and UE;

          C.   Authorizing SPS's issuance of common stock certif-

icates to M-P New Co. pursuant to the Merger Agreement;

          D.   Approving SPS's Class II transactions associated

with the merger, reorganization, formation of a holding company,

and divestiture, and SPS's Amended GDP;

          E.   Approving SPS's proposed regulatory plan; and

          F.   Granting such other approvals, authorizations and

relief as the Commission deems necessary and appropriate to

effectuate the merger and related Transactions.


                              Respectfully submitted,

                              HINKLE, COX, EATON,
                              COFFIELD & HENSLEY, P.L.L.C.,LTD.-
CO.



                              ___________________________________
                              Jeffrey L. Fornaciari
                              Post Office Box 2068
                              Santa Fe, New Mexico 87504-2068
                              (505) 982-4554

                              Attorneys for Southwestern Public
                              Service Company